EXHIBIT 3.1.2


                             ARTICLES SUPPLEMENTARY
                                       OF
                        FELCOR LODGING TRUST INCORPORATED


         FELCOR LODGING TRUST INCORPORATED, a Maryland corporation (hereinafter, the "Company"), hereby certifies as follows:

         FIRST: Under the authority set forth in Article V of the Charter of the Company, the Board of Directors of the Company on March 26, 2002, classified 10,258 additional unissued shares of the Company's preferred stock, par value $0.01 per share, as "9% Series B Cumulative Redeemable Preferred Stock." As a result, the aggregate number of authorized shares of 9% Series B Cumulative Redeemable Preferred Stock is increased from 57,500 to 67,758.

         SECOND:  The  additional  10,258  shares  of  9%  Series  B  Cumulative
Redeemable Preferred Stock shall be subject in all respects to the terms and conditions of the Company's Charter and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption that are applicable to the existing shares of 9% Series B Cumulative Redeemable Preferred Stock as set forth in the Articles Supplementary of the Company accepted for record by the State Department of Assessments and Taxation of the State of Maryland on May 6, 1998, except that dividends on such additional shares shall be cumulative from February 1, 2002.

         THIRD: The total number of shares of capital stock that the Company has authority to issue is (i) 200,000,000 shares of common stock, par value of $0.01 per share, and (ii) 20,000,000 shares of preferred stock, par value of $0.01 per share, of which 6,050,000 shares have been designated as $1.95 Series A Cumulative Convertible Preferred Stock and 67,758 shares have been designated as 9% Series B Cumulative Redeemable Preferred Stock.



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         IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf this 1st day of April, 2002, by its Executive Vice President who acknowledges that these Articles Supplementary are the act of the Company and that, to the best of his knowledge, information and belief and under the penalties of perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

                                    FELCOR LODGING TRUST INCORPORATED


                                    By:  /s/ Lawrence D. Robinson
                                       ----------------------------------------
                                       Lawrence D. Robinson,
                                       Executive Vice President


(Corporate Seal)                    Attest:


                                    By:  /s/ Thomas L. Wiese,
                                       ----------------------------------------
                                       Thomas L. Wiese, Assistant Secretary